                                  Exhibit 21.1

                              LIST OF SUBSIDIARIES

Prentiss Properties Acquisition Partners, L.P., a Delaware limited partnership

Prentiss Properties Real Estate Fund I, L.P., a Delaware limited partnership

In addition, the Company has interests in 47 entities which are not deemed to be significant subsidiaries.